SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Select Medical Corporation

(Exact name of registrant as specified in its charter)

Delaware	23-2872718

(State of incorporation or organization)	(IRS Employer Identification No.)

4716 Old Gettysburg Road, Mechanicsburg, PA	17055

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Series A Junior Participating Preferred	New York Stock Exchange
Stock Purchase Rights

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this Form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

     In connection with the negotiation of an Agreement and Plan of Merger dated as of October 17, 2004 (the “Merger Agreement”) among EGL Holding Company, EGL Acquisition Corp. and Select Medical Corporation (the “Company”), the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agent”), entered into the First Amendment to Rights Agreement (“Amendment No. 1”), dated as of October 17, 2004, immediately prior to the execution of the Merger Agreement. The Rights Agreement between the Company and the Rights Agent dated as of September 17, 2001 (the “Rights Agreement”), is attached as an exhibit to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2001. Amendment No. 1 is included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2004. The description of Amendment No. 1 contained herein does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1, which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement, unless otherwise provided herein.

     Amendment No. 1 amended the Rights Agreement to provide, among other things, that none of (i) Welsh, Carson, Anderson & Stowe IX, L.P., EGL Holding Company, EGL Acquisition Corp., (ii) the Rollover Stockholders (as defined in the Merger Agreement) and (iii) the respective subsidiaries, associates, affiliates, spouses, general partners and limited partners of the persons described in clauses (i) and (ii) shall be or be deemed to be an Acquiring Person as a result of (A) any agreements, arrangements or understandings among all or any of the persons described in clauses (i), (ii) or (iii) above in connection with the Merger Agreement, the transactions contemplated thereby or the ownership of EGL Holding Company, (B) the execution of the Merger Agreement, (C) the acquisition of any shares of capital stock of the Company pursuant to the Merger Agreement or the consummation of the Merger, or (D) the consummation of the other transactions contemplated by the Merger Agreement (the transactions described in clauses (A), (B), (C) and (D), the “Exempted Transactions”).” In addition, none of the persons described in clauses (i), (ii) or (iii) above, either individually, collectively or in any combination, shall be deemed to be a beneficial owner of or to beneficially own any securities beneficially owned, directly or indirectly, by any other person described in clauses (i), (ii) or (iii) above solely by virtue of or as a result of any Exempted Transaction.

     In addition, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction and a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the announcement of any Exempted Transaction. In accordance with Amendment No. 1, the Rights Agreement will terminate immediately prior to the effective time of the Merger (as defined in Amendment No. 1), but only in the event such effective time shall occur.

Item 2. Exhibits

     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Document
4.1	Rights Agreement dated as of September 17, 2001 between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit B the Form of Right Certificate, incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 8-A filed on October 1, 2001.
4.2	First Amendment to Rights Agreement, dated as of October 17, 2004, between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 20, 2004.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SELECT MEDICAL CORPORATION
By /s/ Michael E. Tarvin
Michael E. Tarvin
Senior Vice President, General Counsel and Secretary

Date: October 20, 2004

EXHIBIT INDEX

Exhibit
Number	Document
4.1	Rights Agreement dated as of September 17, 2001 between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit B the Form of Right Certificate, incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 8-A filed on October 1, 2001.
4.2	First Amendment to Rights Agreement, dated as of October 17, 2004, between Select Medical Corporation and Mellon Investor Services LLC, as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 20, 2004.